STOCK PURCHASE AGREEMENT


         THIS STOCK PURCHASE AGREEMENT (this "Agreement") is made and entered into as of the 1st day of August, 1997, by and among ACI TELECENTRICS, INCORPORATED ("Buyer"), a Minnesota corporation, and ENCYCLOPAEDIA BRITANNICA, INC. ("Seller"), a New York corporation. Buyer and Seller are referred to collectively as the "Parties."

                                   WITNESSETH:

         WHEREAS, Seller owns beneficially and of record all of the outstanding shares of capital stock of ENCYCLOPAEDIA BRITANNICA COMMUNICATIONS CORPORATION ("Company"), an Illinois corporation; and

         WHEREAS, Company provides outbound and inbound telemarketing services and operates two calling centers, one in Lombard, Illinois and the other in Merrillville, Indiana (such activities of Company being hereinafter referred to as the "Business"); and

         WHEREAS, subject to the terms and conditions contained herein, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, all of the outstanding shares of capital stock of Company (the "Shares").

         NOW THEREFORE, in consideration of the respective representations, warranties, covenants and agreements contained herein, and subject to the terms and conditions set forth herein, the Parties hereto agree as follows:


                                    ARTICLE 1
                           PURCHASE AND SALE OF SHARES

         1.1.) Purchased Shares. Upon the terms and subject to the conditions set forth in this Agreement, and in reliance on the representations and warranties contained herein, effective as of the Closing Date (as defined in this Agreement), Buyer hereby agrees to purchase from Seller, and Seller hereby agrees to sell to Buyer, the Shares at the Purchase Price specified in Section 2.1(a).

         1.2.) Excluded Assets. On or prior to the Closing Date, Seller shall cause Company to transfer and assign to Seller, by way of a dividend or otherwise, all of Company's right, title and interest in and to the assets designated as excluded assets on Schedule 1.2 (the "Excluded Assets"). In the event Seller is unable to effect such transfer and assignment of any of the Excluded Assets prior to the Closing Date, Seller shall, and Buyer shall cause Company to, cooperate to effect such transfer and assignment following the Closing Date.

         1.3.) Excluded Liabilities. Seller agrees to assume all liabilities of Company arising out of the conduct of the Business prior to the Closing Date (the "Excluded Liabilities"), provided that the aggregate Excluded Liabilities that Seller shall assume and be responsible for (whether under Section 1.3, under Section 6.2, under Section 6.4, under the Assignment and Assumption Agreement, or otherwise) and the aggregate liability of Seller under Section 7.1 shall not exceed, in the aggregate, the Purchase Price. The Excluded Liabilities shall include all liabilities of the Company of whatever nature whatsoever arising with regard to the operation of the Business prior to the Closing Date, whether fixed or contingent, known or unknown, determined or determinable, due or not yet due, including without limitation (i) any liabilities and obligations growing out of or relating to relationships and dealings with competitors, customers, suppliers, employees (including but not limited to any sexual harassment, any workers compensation, or any Equal Employment Opportunity Commission claims), or licensees, or any other action or inaction of Company or its predecessors in interest prior to the Closing Date; (ii) any payroll, employee vacation, sick leave, pro-rated pension or other Employee Plans (as hereinafter defined) or benefits, or other employee expenses accrued to the Closing Date; (iii) any lease, license, and utility payments pro-rated to the Closing Date, and (iv) any liability for income taxes or sales or use taxes arising out of business operations prior to the Closing Date. Notwithstanding the foregoing, Excluded Liabilities do not include any Included Liabilities (as hereinafter defined). Only the liabilities designated as included liabilities on
Schedule 1.3 (the "Included Liabilities") shall be assumed and owed by Buyer.

         1.4.) Tax Election. Seller and Buyer agree to make or cause to be made a timely, effective and irrevocable election under Section 338(h)(10) of the Internal Revenue Code of 1986, as amended (the "Code") in form and substance satisfactory to Buyer and Seller, with respect to Company and to file such election in the manner required by applicable Treasury Regulations. Prior to the Closing Date, Seller and Buyer shall agree on a list of assets to which the Modified Aggregate Deemed Sale Price (as defined under applicable Treasury Regulations) of the assets of the Company shall be allocated. Such allocation shall be determined by Buyer, after taking into account the applicable Treasury Regulations and the fair market value of such assets. Buyer shall prepare for Seller's review and approval, and each shall file an IRS Form 8023-A (and comparable state forms). Each of the Parties agrees to file such forms required to be filed by it pursuant to Section 338(h)(10) of the Code and any regulations promulgated thereunder and any comparable provisions of state law (the "Reports"). Seller and Buyer agree to cooperate, and Buyer agrees to cause Company to cooperate, in the preparation and filing of all Reports relating to the Company consistent with the requirements of Section 338(h)(10) of the Code and any regulations promulgated thereunder and any comparable provisions of state law, and consistent with the allocation of the Modified Aggregate Deemed Sale Price, as determined above. Seller and Buyer agree that any tax liability arising out of the deemed sale pursuant to the foregoing election pursuant to
Section 338(h)(10) of the Code shall be for the sole account of Seller.

                                    ARTICLE 2
                                 PURCHASE PRICE

         2.1.) Purchase Price.

                  a. Payment to Seller. Buyer shall pay to Seller the following consideration (collectively, the "Purchase Price") in exchange for the
         Shares: (i) $1,250,000 (the "Closing Payment") payable in immediately available funds at Closing by wire transfer to an account specified by Seller; and (ii) the quarterly payments described in paragraph (b) below (each an "Earn-Out Payment", cumulatively the "Total Earn-Out Payment").

                  b. Earn-Out Payment. The Total Earn-Out Payment shall be calculated as follows based upon revenues of Buyer, Company, and any affiliates of Buyer earned in accordance with generally accepted accounting principles ("GAAP", in accordance with past practice and net of any appropriate reserves and allowances consistent with past practice) during the Earn-Out Period from (i) the current and prospective Company clients listed on Schedule 2.1(b) and (ii) any new clients developed by Nancy Clarke which are in the insurance business or located in the Chicago metropolitan area and which enter into an agreement for telemarketing services with Buyer, Company or any affiliate of Buyer prior to June 30, 1998 (the "Earn-Out Revenues"). The "Earn-Out Period" is the period from January 1, 1998 through December 31, 1998. The amount of the Total Earn-Out Payment shall be as follows: (i) if Earn-Out Revenues are less than $5,000,000, no Total Earn-Out Payment shall be payable; (ii) if Earn-Out Revenues are equal to or greater than $5,000,000 and less than $6,000,000, the Total Earn-Out Payment shall be $500,000; (iii) if Earn-Out Revenues are equal to or greater than $6,000,000 and less than $7,000,000, the Total Earn-Out Payment shall be $750,000; (iv) if Earn-Out Revenues are equal to or greater than $7,000,000 and less than $8,000,000, the Total Earn-Out Payment shall be $1,000,000; (v) if Earn-Out Revenues are equal to or greater than $8,000,000 and less than $9,000,000, the Total Earn-Out Payment shall be $1,250,000; (vi) if Earn-Out Revenues are equal to or greater than $9,000,000 and less than $10,000,000, the Total Earn-Out Payment shall be $1,500,000; and (vii) if Earn-Out Revenues are equal to or greater than $10,000,000, the Total Earn-Out Payment shall be $1,750,000. The maximum Total Earn-Out Payment shall not exceed $1,750,000.

Buyer shall make a quarterly Earn-Out Payment, if any is owing under the following calculations, on the last business day of the first calendar month following the quarters ending March 29, June 28, September 27, and December 31, 1998, respectively. Each of the first three such quarterly Earn-Out Payments shall be equal to the product of (i) the percentage of the Earn-Out Period that has elapsed as of the end of the applicable quarter, and (ii) the Deemed Total Earn-Out Payment, less all Earn-Out Payments already received by Seller. The Deemed Total Earn-Out Payment is the Total Earn-Out Payment that would be payable for the entire Earn-Out Period if the Earn-Out Revenues earned for the entire Earn-Out Period were equal to 90% of the Earn-Out Revenues that are projected to be earned (based on a straight line extrapolation of current Earn-Out Revenues through the remainder of the Earn-Out Period) for the entire Earn-Out Period. The last quarterly Earn-Out Payment shall be equal to the Total Earn-Out Payment computed on the basis of actual Earn-Out Revenues earned during the Earn-Out Period, less the amount of Earn-Out Payments previously received by Seller. Buyer shall pay interest of 12% per annum, payable on demand, on any portion of any Earn-Out Payment that is not paid when due.

         Example:

         If Buyer has Earn-Out Revenues of $2.25 million during the first quarter of 1998, the projected Earn-Out Revenues for the Earn-Out Period would be $9 million (4 times $2.25 million). The Deemed Total Earn-Out Payment would be $1,250,000 (based on Earn-Out

         Revenues of $8.1 million, which is 90% of the projected $9,000,000 Earn-Out Revenues). Therefore, the Earn-Out Payment due on April 30, 1998 would be $312,500 (one-fourth of the $1,250,000 payment due for the year if total Earn-Out Revenues equaled $8.1 million). If at the end of the second quarter, Earn-Out Revenues totaled $4.25 million, the projected Earn-Out Revenues for the Earn-Out Period would be $8.5 million, and the Deemed Total Earn-Out Payment would be $1,000,000 (based on Earn-Out Revenues of $7.65 million, which is 90% of the projected $8,500,000 Earn-Out Revenues). Therefore, the Earn-Out Payment due on July 31, 1998 would be $187,500, which is the difference between $500,000 (one-half of the Earn-Out Payment that would be due for the year based on Earn-Out Revenues of $7,650,000), less the $312,500 first quarter payment. If the Deemed Total Earn-Out Payment in any quarter is less than the total quarterly Earn-Out Payments previously paid by Buyer to Seller, Seller shall promptly refund such overpayment, plus interest at 12% per annum.

On the last business day of the first calendar month following the end of each calendar quarter, Buyer shall provide Seller with quarterly statements of Earn-Out Revenues earned during the Earn-Out Period, prepared on the basis of Buyer's own books and records. Within 90 days following the end of the Earn-Out Period, Buyer shall cause Buyer's accountants, at Buyer's expense, to conduct a review of the Earn-Out Revenues and provide Seller with a letter as to the amount of the Earn-Out Revenues.

Upon receipt of such letter, Seller shall have 20 business days in which to give Buyer written notice of any objections with respect to the calculation of the Earn-Out Revenues. During such 20 business day period, Buyer shall make available to Seller all records reasonably requested by Seller in order to confirm the calculation of Earn-Out Revenues. Failure to give timely written notice to Buyer specifically describing the basis of each such objection shall result in such objection being forever waived. If a timely objection is made, and such objection cannot be resolved by the Parties within 10 business days, then such dispute shall be submitted to Grant Thorton, or such other national accounting firm mutually agreed upon by the Parties (the "Resolving Accounting Firm"), for final resolution. The Resolving Accounting Firm shall present its determination and resolution of the dispute within 20 business days after the submission of such objection to the Resolving Accounting Firm, and Buyer and Seller agree that the determination and resolution by such firm shall be binding and conclusive among the Parties. The fees of the Resolving Accounting Firm shall be borne one-half by Buyer and one-half by Seller; provided, however, that if a party to the dispute takes a position which the Resolving Accounting Firm concludes is without material basis, the Resolving Accounting Firm may direct that all of its fees shall be borne by the party taking such position.

If Earn-Out Revenues were understated by an amount that would result in a greater Total Earn-Out Payment, then Buyer shall pay the amount of the Earn-Out Payment not yet paid, plus interest at 12% per annum from the date of Buyer's underpayment, on demand. If Earn-Out Revenues were overstated by an amount that would result in a lesser Total Earn-Out Payment, then Seller shall refund the amount overpaid, plus interest at 12% per annum from the date of Buyer's overpayment, on demand.

         2.2.) Security for Earn-Out Payment. In order to secure Buyer's obligation to make the Earn-Out Payments, Buyer will provide Seller at all times from the Closing Date until the payment in full of the Total Earn-Out Payment with either (i) a $500,000 letter of credit issued by Riverside Bank or other reputable bank for the benefit of Seller, in form and substance reasonably satisfactory to Seller (the "LOC"), or (ii) a pledge agreement for $500,000 of cash or securities of Buyer held at Dain Bosworth Incorporated, in form and substance reasonably satisfactory to Seller. Buyer agrees to pay to Seller $1000 per day on or after August 6, 1997, that Buyer is not in compliance with the preceding sentence. Buyer shall have the option to reduce the amount of the LOC and/or of such pledge in increments of $125,000 following the last business day of the first calendar month following the end of each calendar quarter during the Earn-Out Period; provided that Buyer has paid all Earn-Out Payments due on or prior to such date.

         2.3.) Operation of Company. Buyer shall manage the Company in accordance with Buyer's legal duty to exercise reasonable business judgment in the best interests of Company and shareholders. Buyer shall have no liability to Seller for actions of the Company taken by Buyer during the Earn-Out Period in the exercise of Buyer's reasonable business judgment. However, Buyer agrees not to manage or permit Company or any of Buyer's affiliates to manage, any customer relationships or contracts, project scheduling, or invoicing of Buyer, Company or any of Buyer's affiliates in a manner inconsistent with their normal and customary practices or in a manner calculated (i) to move from 1998 to 1997 revenues which otherwise would be recorded in 1998 in the ordinary course of business, or (ii) to move from 1998 to 1999 or later years revenues which otherwise would be recorded in 1998 in the ordinary course of business.

                                    ARTICLE 3
                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller represents and warrants to Buyer as follows, which representations and warranties shall be true as of the Closing Date and shall survive closing for a period of 2 years.

         3.1.) Organization. Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois, has all requisite power and authority, corporate and otherwise, to own its properties and assets and conduct the Business. Company does not own any capital stock in any other legal entity and Company is not a shareholder, partner or joint venturer with any other person or legal entity.

         3.2.) Qualification. Except as set forth on Schedule 3.2, Company is qualified to do business and is in good standing as a foreign corporation in all jurisdictions in which the failure to be so qualified would have an adverse effect on the business or financial condition of Company. A list of such jurisdictions is set forth on Schedule 3.2. Company has not received notice from any state where it has not qualified claiming that the Company should be qualified in that state.

         3.3.) Corporate Authority. Seller has all requisite corporate power and authority to execute, perform and carry out the provisions of this Agreement. This Agreement has been duly authorized, executed, and delivered by Seller, and assuming due authorization, execution and delivery of this Agreement by Buyer, constitutes a legal, valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles ("Enforceability Limitations"). No further proceeding on the part of Seller is necessary to authorize this Agreement and the transactions contemplated hereby. Neither the execution and delivery of this Agreement by Seller nor compliance by Seller with its terms and provisions will violate (i) any provision of the certificate of incorporation or bylaws of Seller, (ii) any contract, permit or license of Seller, or (iii) any law, statute, regulation, injunction, order or decree of any government agency or authority or court to which Seller or any of Seller's assets are subject. Neither Company nor Seller are subject to any charter, mortgage, lien, lease, agreement, contract, instrument, law, rule, regulation, order, judgment or decree, or any other restriction of any kind or character, which would prevent the consummation of the transactions contemplated in this Agreement.

         3.4.) Title to Shares of Stock of Company. Seller owns one hundred percent (100%) of all classes of all equity securities of Company which are issued and outstanding, free and clear from all liens, claims and third party interests whatsoever

         3.5.) Financial Information.

                  a. Financial Statements. Seller has furnished Buyer true and complete copies of (i) Company's unaudited balance sheet as of, and statement of operations for Company's fiscal year ended, September 30, 1996 and (ii) a pro forma balance sheet for Company as of June 30, 1997 (the "June 30 Balance Sheet") (collectively the "Financial Statements"). Except as set forth in Schedule 3.5(a) and subject to any year-end adjustments, the absence of required footnotes and the qualifications and explanations set forth in the Financial Statements, the Financial Statements have been prepared in conformance with GAAP applied on a basis consistent with prior periods and fairly present in all material respects the financial condition of Company as of the represented dates thereof and the results of Company's operations for the periods covered thereby. For purposes of this Agreement, the Financial Statements shall be deemed to include any notes thereto.

                  b. Company's Books and Records. Except as set forth on
         Schedule 3.5(b), Company's books of account and records (including customer files, employment records and tax records) are complete, true and correct in all respects.

                  c. No Adverse Changes. Except as set forth in Schedule 3.5(c), since September 30, 1996, there has not been any (a) change or circumstance that would have a material adverse effect on the business or operation of Company; (b) damage, destruction or loss, whether covered by insurance or not, that would have a material adverse effect on the operations or business of Company; (c) change by Company in accounting methods or principles used for financial reporting purposes, except as required by a change in GAAP and concurred with by Company's independent public accountants; or (d) agreement, whether in writing or otherwise, to take any action described or referenced in this Section 3.5(c).

         3.6.) Tax Reports, Returns and Payment. Except as set forth in Schedule 3.6, Company has timely filed all foreign, federal and applicable state and local governmental tax or assessment reports and returns of every kind required to be filed by Company with relation to the Business as of the Closing Date, including, without limitation, income tax, sales and use tax, real estate tax, personal property tax and unemployment tax, and has duly paid all taxes and other charges (including interest and penalties) due to or claimed to be due by any taxing authorities or is contesting such claims in good faith.

         3.7.) Title to Assets. Except as set forth in Schedule 3.7, Company has good and marketable title to all assets that it owns, a valid and binding leasehold interest in all tangible personal property or real property that it leases in the Business, and a valid and binding royalty-free license perpetually to use all intangible property that is used in the Business and not owned by Company (the "Assets"), in all cases, free and clear of liens, claims, and encumbrances ("Liens"). Except as set forth in Schedule 3.7, at Closing, the Assets shall include, by way of example and not of limitation, the following:

                  a. All fixed assets, equipment, office equipment, supplies, furniture, and other tangible assets and property used in the Business;

                  b. All leasehold interests and improvements used in the Business;

                  c. All customer lists and client records related to the Business, and computer software programs used in the Business and all such computer software programs are set forth on Schedule 3.7 (c);

                  d. All personal property leases ("Equipment Leases") for any equipment used in the operation of the Business (and any related maintenance agreements), which Equipment Leases are identified on
         Schedule 3.7(d) hereto;

                  e. All customer contracts ("Customer Contracts") relating to the Business, which Customer Contracts are identified in Schedule 3.7(e) hereto;

                  f. All software (and any related maintenance agreements) and other similar license agreements and other contracts ("Other Contracts") relating to the Business, which Other Contracts are identified in Schedule 3.7(f) hereto;

                  g. All records, files, and information relating to past or current employees of the Company.

                  h. All Company insurance licenses and other Company licenses and permits relating to the Business ("Company Licenses and Permits"), which Company Licenses and Permits are set forth on Schedule 3.7(h).

         3.8.) Tangible Personal Property. Except as set forth in Schedule 3.8, all tangible personal property owned or leased in the Business is in good repair and operating condition, ordinary wear and tear excepted.

         3.9.) Licenses and Permits. Except as set forth in Schedule 3.9, Company and Company's employees possess all necessary governmental permits, licenses and approvals required to conduct the Business in its present form and at its present location, and without limiting the generality of the foregoing, those Company employees who solicit insurance business as part of their telemarketing duties hold valid insurance agent licenses from all necessary jurisdictions to conduct the Business in its present form and at its present location. All employee permits, licenses and approvals currently held by Company's employees ("Employee Licenses and Permits") and Company Licenses and Permits are listed on Schedule 3.9. Except as set forth in Schedule 3.9, all of the Employee Licenses and Permits and the Company Licenses and Permits are valid and in good standing and neither Company nor Company's employees have received any notice that the Employee Licenses and Permits or the Company Licenses and Permits will be terminated by action of any governmental authority or otherwise. No Company Licenses and Permits will cease to be valid or to remain in full force and effect as a result of the sale of the Shares, and except as disclosed in Schedule 3.9, the sale of the Shares does not require any consents or notices with respect to the Company Licenses and Permits.

         3.10.) Contracts.

                           a. Contracts and Consents. Schedule 3.10(a) contains
                  an accurate and complete list of all contracts, commitments, and binding arrangements (the "Contracts") to which Company is a party or by which Company is bound in effect of the Closing Date. Except as specifically set forth in Schedule 3.10(a), no such Contracts will cease to remain in full force and effect as a result of the sale of the Shares, and the sale of the Shares does not require any consents or notices with respect to the Contracts.

                           b. Employee Plans.

                                    (i) Existence of Plans. Schedule 3.10(b)(i)
                           is an accurate and complete list of all Employee Plans of Company. "Employee Plans" means any pension, retirement, disability, medical, dental, or other health insurance plan, life insurance or other death benefit plan, profit sharing, deferred compensation, stock option, bonus or other incentive plan, vacation benefit plan, severance plan, or other employee benefit plan or arrangements including, without limitation, any "pension plan" as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and any "welfare plan" as defined in Section 3(1) of ERISA, whether or not any of the foregoing is funded, (x) to which Company is a party or by which Company is bound; or (y) with respect to which Company has made any payments or contributions since January 1, 1997, or may otherwise have any liability (including any such plan or other arrangement formerly maintained by Company).

                                    (ii) Administration of Employee Plans.
                           Except as set forth in Schedule 3.10 (b)(ii), each Employee Plan in existence has been administered in all material respects in accordance with its terms and provisions and as amended in accordance with the terms and provisions of ERISA; each of such Employee Plans complies in all material respects with all requirements of law applicable thereto.

                                    (iii) Absence of Certain Events Respecting
                           Employee Plans. Except as set forth in Schedule 3.10(b)(iii), since April 30, 1997, Company has not instituted or agreed to institute any new Employee Plan, or made or agreed to make any change in any Employee Plan.

                  c. Union and Employment Contracts and Other Employment
         Matters.

                           (i) Except as set forth in Schedule 3.10(c)(i)(A),
                  Company is not a party to any collective bargaining agreement or any other written employment agreement, nor is Company a party to any other contract or understanding (oral or written) that contains any severance pay liabilities or obligations, except for accrued, unused vacation pay or accrued and unused sick leave pay. Written descriptions of Company's employee benefits are attached as Schedule 3.10(c)(i)(B).

                           (ii) Except as set forth in Schedule 3.10(c)(ii),
                  Company has no obligations to Company's directors, officers, employees or agents other than obligations arising in the ordinary course of business on account of wages, salaries, benefits and commissions for prior services performed or business produced.

                           (iii) During the last three (3) years Company has
                  experienced no work stoppages, walkouts or strikes or, to Seller's knowledge, attempts by its employees to organize a union.

                           (iv) Except as set forth in Schedule 3.10(c)(iv)
                  hereto, there have been no employee or ex-employee lawsuits or claims, or any claims of unfair labor practices or the like, filed against Company in the past three (3) years.


                  d. No Breach of Contracts. Except as set forth in Schedule 3.10(d), (i) Company has performed all obligations required to be performed by Company to date under each Contract to which Company is a party or by which Company is bound; (ii) neither Company, nor to Seller's knowledge, any other party is in default under any Contracts of any kind to which Company is a party or by which Company is bound; and (iii) no event has occurred which, after the giving of notice or the lapse of time or otherwise, would constitute a default under, or result in a breach of, by Company, or to Seller's knowledge, any other party, any Contracts to which Company is a party or by which Company is bound.

                  e. Binding Effect. Assuming due authorization, execution and delivery by each person other than Company, and except as set forth in
         Schedule 3.10(e), each Contract disclosed in the Schedules is valid and binding upon the Company, and to Seller's knowledge, the other parties thereto in accordance with its respective terms, subject to Enforceability Limitations; and except as set forth on Schedule 3.10(e), the transaction contemplated by this Agreement will not result in the violation or breach of any such Contract, subject to Enforceability Limitations.

         3.11.) Contracts with Related Parties. Except as set forth in Schedules 3.10(c)(i)(A) and 3.11, there are no Contracts between Company and any of its employees, agents, officers, directors or shareholders.

         3.12.) Employee Information.

                  a. Employee List. Schedule 3.12(a) is an accurate and complete list of the names, positions, titles, and salary rates for all employees of Company, together with summary of the bonuses, additional compensation and other employee benefits, if any, paid within one year of the Closing Date or payable to such persons as of the date of this Agreement.

                  b. Terminated Employees. Schedule 3.12(b) is a true and accurate list of all employees of Company whose employment has terminated either voluntarily or involuntarily in the twelve (12) month period preceding the Closing Date.

                  c. Compliance with Employment Laws. Except as set forth in
         Schedule 3.12(c), Company has complied with all applicable federal and state laws relating to the employment of labor, including the provisions thereof relating to wages, hours, collective bargaining and the payment of withholding and social security taxes, and has not received notice from any governmental authority that it is liable for any arrears of wages, or any tax or penalties, for failure to comply with any of the foregoing.

         3.13.) Insurance. Seller and Company have maintained insurance policies relating to the Business which are listed in Schedule 3.13.

         3.14.) Litigation and Related Matters.

                  a. Except as set forth on Schedule 3.14(a), there is no pending, or to Seller's knowledge threatened litigation, proceeding, or to Seller's knowledge, investigation against Company. Neither the matters identified in Schedule 3.14(a), nor any existing judgment, order, decree, or other legal action to which the Company is subject affecting the operation of the Business would prevent, impede, or make illegal the consummation of the transactions contemplated in this Agreement or would require Company to change its normal business practice or would have a material adverse effect on the Business as it is currently conducted (except that as a result of item 2 on Schedule 3.14(a) Company no longer engages in telemarketing in Alabama for Providian and may further curtail its telemarketing in Alabama).

                  b. Except as set forth in Schedule 3.14(b), no legal actions have been commenced against Company within the two years prior to the Closing Date.

         3.15.) Customers. Schedule 3.15 lists the customers of Company with annual revenues of $10,000 or more for each of the past three fiscal years. Except as set forth in Schedule 3.15, Seller has no information indicating that any significant customers intend to cease doing business with Company or reduce the amount of business they do with Company.

         3.16.) Laws and Regulations. Except as set forth in Schedule 3.16, Company has complied, and is in compliance, in all respects with applicable laws, statutes, orders, rules, regulations and requirements promulgated by governmental authorities relating to the operation of the Business, including without limitation the Telephone Consumer Protection Act of 1991, the Telemarketing and Consumer Fraud and Abuse Prevention Act of 1994, and all applicable laws and regulations of states, counties and municipalities relating to the telemarketing business. Except as set forth in Schedule 3.16, Company's employees who have insurance licenses have complied, and are in compliance, with applicable laws, statutes, orders, rules, regulations and requirements promulgated by governmental or other authorities with respect to such insurance licenses.

         3.17.) Copies of Documents. True, complete and correct copies of all written Contracts have been delivered to Buyer, and there are no amendments to or modifications of, or agreements of the Parties relating to, any such Contracts, which have not been delivered to Buyer. True, complete and correct copies of all other documents that are referred to in the Schedules have been made available to Buyer prior to Closing.

         3.18.) No Finders. No act of Company or Seller prior to Closing has given or will give rise to any valid claim against Buyer for a brokerage commission, finder's fee or other like payment in connection with the transactions contemplated herein.

         3.19.) Completeness of Disclosures. The information which Company has provided to Buyer has been provided from materials and data developed by Company for use in its day-to-day business operations. Although Company endeavors to obtain and prepare the most accurate information reasonable for its business, such information by its nature can be incomplete and inaccurate in a number of respects. Except for information set forth in the Schedules and for documents provided to Buyer in response to due diligence requests, none of such information has been specifically assembled for Buyer. None of the information furnished to Buyer has been independently audited or otherwise independently verified for Buyer. Therefore such information may contain inaccuracies or be incomplete in certain respects. Subject to the foregoing qualification, to Seller's knowledge, none of the representations or warranties made by Seller in this Agreement and none of the Schedules, contains any untrue statement of a material fact or omits any material fact the omission of which would result in the statements made being misleading, provided, that no representation or warranty is made with respect to the Confidential Offering Memorandum previously provided to Buyer. To Seller's knowledge, the Schedules to this Agreement where provided by or on behalf of Company completely and correctly present the information required by this Agreement to be set forth in them.

         3.20.) Restrictions. Except as disclosed in Schedule 3.20, Seller represents and warrants that during the period from June 30, 1997 to the Closing Date (except as Buyer otherwise has consented in writing):

                  a. The Business has been conducted only in the usual and ordinary manner.

                  b. Company has timely paid and discharged all bills and monetary obligations and timely and properly performed all of its obligations and commitments under all existing contracts and agreements pertaining to or affecting Company, the Business or any of its properties or assets. Company, except in the ordinary course of business, has not terminated any contracts or agreements pertaining to or affecting Company, the Business or any of its properties or assets.

                  c. Company has not disposed of or conveyed any interest of any kind in or to the assets used in the Business, except in the ordinary course of business, and has used reasonable efforts to preserve the Business and to keep available to Company the services of Company's present employees, and not to impair relationships with suppliers, customers and others having business relations with Company.

         3.21.) Consents and Approvals. Except as set forth in Schedule 3.21, no consent or authorization of, or filing or registration with, any governmental authority or any other third party is required in connection with the execution, delivery or performance by Seller of this Agreement or the consummation by Seller of the transactions contemplated hereby or thereby.


                                    ARTICLE 4
                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to Seller as follows, which representations and warranties shall be true as of the Closing Date, and shall survive the Closing for a period of two years:

         4.1.) Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota.

         4.2.) Corporate Authority. Buyer has all requisite corporate power and authority to execute, perform and carry out the provisions of this Agreement. This Agreement has been duly authorized, executed, and delivered by Buyer, and assuming due authorization, execution and delivery of this Agreement by Seller, constitutes a legal, valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, subject to Enforceability Limitations. No further proceeding on the part of Buyer is necessary to authorize this Agreement and the transactions contemplated hereby. Neither the execution and delivery of this Agreement by Buyer nor compliance by Buyer with its terms and provisions will violate (i) any provision of the articles of incorporation or bylaws of Buyer, (ii) any contract, permit or license of Buyer, or (iii) any law, statute, regulation, injunction, order or decree of any government agency or authority or court to which Buyer or any of Buyer's assets are subject. Buyer is not subject to any charter, mortgage, lien, lease, agreement, contract, instrument, law, rule, regulation, order, judgment or decree, or any other restriction of any kind or character, which would prevent the consummation of the transactions contemplated in this Agreement.

         4.3.) Financing. Buyer has internal resources or financing commitments from responsible financial institutions available in connection with the acquisition of the Shares which are in an aggregate amount sufficient to consummate the transactions contemplated hereby and to perform its obligations hereunder.

         4.4.) Consents and Approvals. No consent or authorization of, or filing or registration with, any governmental authority or any other third party is required in connection with the execution, delivery or performance by Buyer of this Agreement or the consummation by Buyer of the transactions contemplated hereby.

         4.5.) Purchase for Investment. Buyer understands that the Shares have not been registered under the Securities Act of 1933, as amended (the "Act"), or any applicable state securities laws, and therefore the Shares may not be sold or otherwise transferred unless they are registered under the Act and any applicable state securities laws or unless exemptions from such registrations are available.

         4.6.) Litigation. There is no pending or, to Buyer's knowledge, threatened litigation, proceeding, or to Buyer's knowledge, investigation against Buyer nor is Buyer subject to any existing judgment, order, decree or other legal action that would prevent, impede or make illegal the consummation of the transactions contemplated in this Agreement.

         4.7.) Finders. No act of Buyer has given or will give rise to any valid claim against Seller for a brokerage commission, finder's fee or other like payment in connection with the transactions contemplated herein

         4.8.) Buyer's Due Diligence. Buyer was advised by counsel and other representatives in connection with this Agreement, and it and its representatives have been permitted full and complete access to the books and records, facilities, equipment, contracts and other documents, properties and assets of Company, and Buyer has had a full opportunity to meet with the officers and employees of Company to discuss the business of Company and such other matters relating to Company and the consummation of the transactions contemplated by this Agreement as Buyer has elected to review. The foregoing, however, does not limit or modify the representations and warranties of the Company in Article 3 of this Agreement or the right of Buyer to rely thereon.

                                   ARTICLE 5.
                                     CLOSING

         5.1.) Closing. The closing of the transaction contemplated by this Agreement ("Closing") shall be held at the offices of Mayer, Brown & Platt, 190 South LaSalle Street, Chicago, Illinois on August 1, 1997, at 10:00 a.m., or at such later date or time as the Parties may mutually agree upon in writing. Such date of Closing shall be referred to herein as the "Closing Date."

         5.2.) Documents to be Delivered by Seller. Seller agrees to deliver the following, duly executed as appropriate, to Buyer at the Closing:

                  a. Certificates representing the Shares held by Seller duly endorsed for transfer to Buyer, and certificates representing the transferred Shares in the name of Buyer, prepared for signatures.

                  b. A certificate from the Secretary or an Assistant Secretary of the Seller, in a form satisfactory to Buyer and Buyer's counsel, setting forth the resolutions adopted by the Board of Directors of the Seller authorizing the execution of this Agreement and all documents to be executed in connection herewith and the taking of any and all actions necessary to consummate the transactions contemplated hereby.

                  c. All corporate records of Company including all minutes of shareholder and director meetings, bylaws, and stock register.

                  d. A certificate executed by Seller stating that (i) the representations and warranties made by Seller as set forth in this Agreement are true, complete and correct as of the Closing Date; and
         (ii) all obligations of Seller under this Agreement required to have been performed or complied with before or as of the Closing Date have been performed or complied with as required in this Agreement.

                  e. The June 30 Balance Sheet.

                  f. An assignment and assumption agreement in the form attached hereto as Exhibit 5.2(f) duly executed by Seller and Company (the "Assignment and Assumption Agreement").

                  g. An amendment to Company's Articles of Incorporation, in a form complete and adequate for filing, changing Company's name to ACI Telecentrics of Illinois, Inc.

                  h. A Certificate of Good Standing for the Company as of a date within 5 calendar days of the Closing Date from the Secretary of State of the State of Illinois.

                  i. An opinion from Mayer, Brown & Platt substantially in the form of Exhibit 5.2(i).

                  j. An opinion from William J. Bowe, Esq., substantially in the form of Exhibit 5.2(j).

                  k. The resignations of all officers and all members of the Board of Directors of the Company.

                  l. An assignment instrument conveying to Seller the Excluded Assets.

                  m. A list of all Company bank accounts and safe deposit arrangements, and forms of all documents necessary to change Company's banking accounts, safe deposit arrangements, and borrowing authorizations and the persons authorized to sign thereon.

         5.3.) Documents Delivered by Buyer. Buyer agrees to deliver the following, duly executed as appropriate, to Seller at the Closing:

                  a. Immediately available funds from Buyer to Seller in the amount of the Closing Payment by wire transfer to the account designated by Seller.

                  b. A certificate executed by Buyer stating that (i) the representations and warranties made by Buyer as set forth in this Agreement are true, complete and correct as of the Closing Date; and
         (ii) all obligations of Buyer under this Agreement required to have been performed or complied with before or as of the Closing Date have been performed or complied with as required in this Agreement

                  c. A certificate from the Secretary or an Assistant Secretary of the Buyer, in a form satisfactory to Seller and Seller's counsel, setting forth the resolutions adopted by the Board of Directors of the Buyer authorizing the execution of this Agreement and all documents to be executed in connection herewith and the taking of any and all actions necessary to consummate the transactions contemplated hereby.

                  d. A Letter of Credit or a pledge agreement executed by Buyer and Dain Bosworth Incorporated in the amount of $500,000.00, in compliance with Section 2.2.

                  e. An opinion from Fredrikson & Byron, P.A., substantially in the form of Exhibit 5.3(e).

                                   ARTICLE 6.
                            POST CLOSING OBLIGATIONS

         6.1.) Further Documents and Assurances. At any time and from time to time after the Closing Date, each Party shall, upon request of the other Party, execute, acknowledge and deliver all such further and other assurances and documents, and will take such action consistent with the terms of this Agreement, as may be reasonably requested to carry out the transactions contemplated herein and to permit each party to enjoy its rights and benefits hereunder. At any time and from time to time after the Closing Date, Buyer and Seller also agree to cooperate with, and furnish information to, each other in connection with the filing of any tax report or return and any audit or tax dispute arising in connection therewith. From and after the Closing, the Parties shall cooperate with each other with respect to the defense of any claims or litigation made or commenced by third parties, provided that the Party requesting cooperation shall reimburse the other Party for the other Party's reasonable out-of-pocket costs and expenses of furnishing such cooperation.

         6.2.) Payment of Debts and Liabilities. Seller shall pay all Excluded Liabilities as they become due and payable, provided that the aggregate Excluded Liabilities that Seller shall assume and be responsible for (whether under Section 1.3, under Section 6.2, under Section 6.4, under the Assignment and Assumption Agreement, or otherwise) and the aggregate liability of Seller under
Section 7.1 shall not exceed, in the aggregate, the Purchase Price. If Seller contests any of the Excluded Liabilities, Seller shall cooperate in reasonable good faith with Company after the Closing to minimize to the extent reasonably practicable any adverse effect that such contest may have on Company's post-closing relationship with the creditor. Seller shall be responsible for continuing any negotiations or proceedings regarding such contested claims and for payment of any amount finally determined to be due and shall indemnify the Company with respect thereto in accordance with Section 7.1(c) herein, provided that the aggregate Excluded Liabilities that Seller shall assume and be responsible for (whether under Section 1.3, under Section 6.2, under Section 6.4, under the Assignment and Assumption Agreement, or otherwise) and the aggregate liability of Seller under Section 7.1 shall not exceed, in the aggregate, the Purchase Price.

         6.3.) Accounts Receivable and Unbilled Work as of the Closing Date. Seller and Buyer shall cause Company to distribute and/or assign to Seller as of the Closing Date all accounts receivable of Company and the rights to payment for all unbilled time for Company services performed prior to the Closing Date, and Buyer acknowledges that Seller thereupon shall be the sole owner thereof.

                  a. After the Closing, Buyer shall cause Company to prepare invoices in due course for unbilled work performed up to the Closing, and Company in its reasonable discretion may include such unbilled work in invoices that cover both pre-closing and post-closing work. If invoices cover both pre-closing and post-closing work, any amounts collected pursuant to such invoices shall be allocated to Seller and Company as designated by the client (which Buyer shall not, and Buyer shall not permit Company to, instruct or encourage clients so to do), and if not so designated, on a first in, first out basis. Seller shall have the responsibility to collect all receivables outstanding as of the Closing Date and Buyer shall cooperate and shall cause Company to cooperate in reasonable good faith to assist Seller with such collection. Buyer shall cooperate, and shall cause Company to cooperate, with Seller in the collection of any receivables outstanding as of the Closing Date. Buyer shall grant, and shall cause Company to grant, powers of attorney allowing Seller to endorse checks made payable to Buyer or Company that represent payments for receivables outstanding as of the Closing Date. Seller shall not undertake legal proceedings with respect to any receivables without first consulting with Buyer and giving Buyer a reasonable opportunity to effect an amicable settlement of such dispute acceptable to both the customer and Seller.

                  b. Buyer shall cause Company to collect all invoices that it prepares hereunder after the Closing. Within 15 days after the end of each calendar month, Buyer shall cause Company to give Seller a report concerning Company's collections on any such invoices, or any portion thereof, relating to unbilled work performed prior to the Closing Date and shall remit such amounts to Seller promptly following delivery of such report. Buyer shall cause Company to remit at such time any collections that Company may receive relating to receivables outstanding as of the Closing Date.

As needed after the Closing, Buyer agrees to provide Company with sufficient working capital to pay all post-Closing obligations and liabilities of Company as the same come due.

         6.4.) Prorations. Promptly following the Closing, the Parties shall account to each other for all lease, utility, telephone, employment, tax, and other continuing obligations and operating expenses to the end that Seller shall pay for all such expenses attributable to the period up to and excluding the Closing Date and Buyer shall pay for all expenses attributable to the period thereafter, provided that the aggregate Excluded Liabilities that Seller shall assume and be responsible for (whether under Section 1.3, under Section 6.2, under Section 6.4, under the Assignment and Assumption Agreement, or otherwise) and the aggregate liability of Seller under Section 7.1 shall not exceed, in the aggregate, the Purchase Price.

         6.5.) Audit of Financial Statements. Seller will reasonably cooperate with Buyer's auditors in conducting an audit of Company's Financial Statements as necessary to satisfy Buyer's obligations to file audited financial statements of Company in accordance with applicable Securities and Exchange Commission Rules. Buyer shall pay the cost of such audit and any reasonable out of pocket costs and expenses of Seller in connection therewith and approved by Buyer (such approval not to be unreasonably withheld). At Buyer's request, Seller will furnish in advance a reasonable estimate of such expenses.

         6.6.) Buyer's Preservation of Books and Records; Access.

                  a. For a period of seven (7) years after the Closing Date, Buyer shall preserve and retain, or cause Company to preserve and retain, all corporate, accounting, legal, employment, auditing and other books and records of Company (including any documents relating to any governmental or non-governmental actions, suits, proceedings or investigations) relating to the conduct of the business and operations of Company prior to the Closing Date. Notwithstanding the foregoing, during such period, Buyer may dispose of any such books and records which are offered to, but not accepted by, Seller.

                  b. After the Closing Date, Buyer shall cause Company to permit Seller and its authorized representatives to have reasonable access to, and to inspect and copy (at Seller's expense), all materials referred to in Section 6.6(a), and materials relating to the collection of amounts described in Section 6.3, and to meet with officers and employees of Buyer and Company on a mutually convenient basis in order to obtain explanations with respect to such materials and to obtain additional information and to call such officers and employees as witnesses.

         6.7.) Seller's Preservation of Books and Records; Access.

                  a. For a period of seven (7) years after the Closing Date, Seller shall preserve and retain all corporate, accounting, legal, employment, auditing and other documents, books and records of Company (including any documents relating to any governmental or non-governmental actions, suits, proceedings or investigations, and including any such documents, books or records maintained in a software data base) relating to the conduct of the business and operations of Company prior to the Closing Date, to the extent that such documents, books or records are segregatable from the other documents, books and records of Seller and its affiliates. Notwithstanding the foregoing, during such period, Seller may dispose of any such documents, books or records which are offered to, but not accepted by, Buyer.

                  b. After the Closing Date, Seller shall permit Buyer and its authorized representatives to have reasonable access to, and to inspect and copy (at Buyer's expense), all materials referred to in Section 6.7(a) that, upon Buyer's reasonable request, Seller has had the opportunity to segregate from the documents, books and records of Seller and its affiliates, and to meet with officers and employees of Buyer on a mutually convenient basis in order to obtain explanations with respect to such materials and to obtain additional information and to call such officers and employees as witnesses.

         6.8.) Trademarks.

                  a. After the Closing Date, neither Buyer nor Company shall have any right, title or interest in or to any of Seller's trade names, trademarks, service names or service marks (including, without limitation, "Encyclopedia Britannica", "Britannica", "Britcom", "EB", "EBCC" and any variations or derivations thereof). Buyer shall not use, and Buyer shall not permit Company to use, any such trade names, trademarks, service names or service marks.

                  b. Buyer acknowledges that Seller and its affiliates would be irreparably harmed by any breach of this Section 6.8 and that any relief under Article 7 will be inadequate to compensate Seller or such affiliates for any such breach. Accordingly, Buyer (on behalf of itself and its affiliates) agrees that, in addition to any relief available under Article 7, Seller and its affiliates shall be entitled, without the necessity of proving actual damages or posting any bond, to injunctive relief against Buyer (or its affiliates) in the event of any breach or threatened breach by Buyer (or its affiliates) of its covenants and agreements in this Section 6.8 and Buyer (on behalf of itself and its affiliates) consents to the entry thereof.

         6.9.) Employee Obligations.

                  a. From and after the Closing Date, Buyer shall cause Company to continue to employ all of the employees of the Company ("Continuing Employees") other than those employees of Company whom Buyer identifies prior to such date who will not be Continuing Employees. Buyer and Seller acknowledge that the Continuing Employees are employees at will and that the foregoing covenant of Buyer is subject to the exercise of discretion of Buyer and Company in making personnel decisions in the ordinary course. Buyer shall be responsible for any liability, cost or expense arising as a result of Company's or Buyer's termination of any Continuing Employees, including any liability under the Worker Adjustment and Retraining Notification Act or similar state or local law.

                  b. Effective on the Closing Date, Buyer agrees that Company or Buyer shall be liable for (i) all benefits payable under all employee benefit plans established or maintained by Company after the Closing Date, (ii) Company's workers' compensation obligations with respect to injuries incurred by the Continuing Employees on or after the Closing Date; and (iii) all benefits payable under all employee benefit plans established, maintained or made available by Company after the Closing Date for the benefit of Company employees. Continuing Employees (and their eligible dependents) shall be given credit under the employee benefit plans, programs, policies and arrangements that are established or made available for their service with Company and Seller prior to the Closing Date for purpose of (i) eligibility to participate and vesting, and (ii) satisfying any waiting periods, evidence of insurability requirements or the application of any pre-existing condition limitations. Buyer shall cause Company to reimburse Seller for the employer cost of medical coverage for employees, and their eligible dependents, for the balance of the calendar month beginning on the Closing Date and for payroll for all employees of Company for any days in the payroll period in which the Closing Date occurs including and after the Closing Date during which such employees continue to be employed.

                  c. Seller shall provide severance pay to employees identified by Buyer to Seller on or prior to the Closing Date as not being Continuing Employees and to Continuing Employees identified by Buyer whose employment will be terminated by Company or Buyer within 30 days of the Closing Date.

                  d. It is understood and agreed that all provisions contained in this Agreement with respect to employee benefit plans or employee compensation are included for the sole benefit of the respective parties hereto and do not and shall not create any right in any other person, including any participant in any employee benefit or compensation plan or any beneficiary thereof or any employee.

         6.10.) Removal of Signs. Seller shall remove any signs or other markings which contain the name "Encyclopedia Britannica", "Britannica", "Britcom", "EB", "EBCC", and any variations or derivations thereof, from Company real property prior to Closing. Seller agrees to reimburse Buyer within 30 days for the cost of removing any such signs or other markings not removed from Company real property prior to Closing.


                                    ARTICLE 7
                                 INDEMNIFICATION

         7.1.) Indemnification of Buyer and Company by Seller. Subject to
Section 7.2., Seller shall indemnify Buyer and Company against and hold Buyer and Company harmless from any and all damages, losses, costs and expenses, (including reasonable attorney fees) (collectively, "Losses"), suffered or incurred by Buyer or Company arising out of any of the following:

                  a. Any inaccuracy in or breach of any representation or warranty made by Seller in Article 3; provided that any claim with respect to Section 3.6 must be asserted by Buyer or Company in writing not later than the expiration of the applicable statute of limitations and Seller shall have no liability for any such claim first asserted in writing thereafter and any claim with respect to any other representation or warranty made by Seller must be asserted by Buyer or Company in writing not later than the date occurring two years after the Closing Date and Seller shall have no liability for any such claim first asserted in writing thereafter; and

                  b. Any breach by Seller of any covenant of Seller in this Agreement; provided, however, that, with respect to breaches on or prior to the Closing Date, any claim must be asserted by Buyer or Company in writing not later than the date occurring two years after the Closing Date and Seller shall have no liability for any such claim first asserted in writing thereafter.

                  c. Seller's failure to pay any Excluded Liabilities.

         7.2.) Limitation of Seller's Indemnity to Buyer and Company. Except as provided in Section 7.3, notwithstanding any other provision of this Agreement:

                  a. Buyer and Company shall have the right to payment by Seller under Section 7.1(a) and (b) only if, and only to the extent that, Buyer and Company together shall have incurred indemnifiable Losses in excess of $25,000.

                  b. The aggregate Excluded Liabilities that Seller shall assume and be responsible for (whether under Section 1.3, under Section 6.2, under Section 6.4, under the Assignment and Assumption Agreement, or otherwise) and the aggregate liability of Seller under Section 7.1 shall not exceed, in the aggregate, the Purchase Price.

                  c. In no event shall Seller have any liability to Buyer or Company for special, speculative, indirect or consequential damages, including for lost profits.

                  d. The sole and exclusive liability and responsibility of Seller to Buyer and Company under or in connection with this Agreement or the transactions contemplated hereby (including for any breach or inaccuracy of any representation or warranty or for any breach of any covenant or for any other reason), and the sole and exclusive remedy of Buyer or Company with respect to any of the foregoing, shall be as set forth in Sections 7.1 and 7.3, as limited by this Section 7.2. To the extent that Buyer or Company has any indemnifiable Losses for which it may assert any other right to indemnification, contribution or recovery from Seller (whether under this Agreement or under common law or any statute (including the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. Section 9601 et seq., and any similar state statute) or otherwise), Buyer hereby agrees, and agrees to cause Company to agree, that its assertion of any such right shall be treated solely as a claim for indemnification hereunder and therefor shall be subject to the restrictions and limitations herein.

         7.3.) Additional Indemnity. Seller shall indemnify Buyer and Company against and hold Buyer and Company harmless from any and all Losses suffered or incurred by Buyer or Company arising out of any (a) claims by Company employees arising out of any actions, omissions, or other circumstances taken or occurring prior to the Closing Date, or (b) claims from any governmental entity for unpaid taxes arising with respect to operation of the Business prior to the Closing Date. This Section 7.3 shall not be subject to the limitations in Section 7.2(a) or (b) (but shall be subject to the limitations in Section 7.2(c) and (d)) and shall not be subject to any other limitations in this Agreement which impose a deductible or a maximum on Seller's indemnification liability or which impose a time limit (other than as provided in Section 7.5) on Buyer's or Company's right to demand and obtain indemnification.

         7.4.) Indemnification of Seller by Buyer. Buyer shall indemnify Seller against and hold Seller harmless from any and all Losses, up to, in the aggregate, the Purchase Price, suffered or incurred by Seller arising out of any of the following:

                  a. Any inaccuracy in or breach of any representation or warranty made by Buyer in Article 4; provided that any claim with respect to any representation or warranty must be asserted by Seller in writing not later than the date occurring two years after the Closing Date and Buyer shall have no liability for any such claim first asserted in writing thereafter; and

                  b. Any breach by Buyer of any covenant of Buyer in this Agreement; provided that, with respect to breaches on or prior to the Closing Date, any claim must be asserted in writing by Seller not later than the date occurring two years after the Closing Date and Buyer shall have no liability for any such claim first asserted in writing thereafter.

         7.5.) Claims.

                  a. Any notice of a claim for indemnification shall specify the facts alleged to constitute a breach and the representations, warranties and covenants alleged to have been breached and shall be accompanied by an estimate of the amount of Losses due to such breach. Any right to indemnification shall only apply to Losses with respect to which the Party seeking indemnification shall have notified the other Party as set forth herein within the applicable time period set forth in Section 7.1 or 7.4, as the case may be.

                  b. If any Party (the "Indemnitee") is subject to any action, suit, proceeding or demand at any time instituted against or made upon it (a "Claim") for which it may seek indemnification hereunder from the other Party (the "Indemnitor"), the Indemnitee shall notify the Indemnitor of such Claim as soon as reasonably practicable after becoming aware of such Claim (specifying in reasonable detail the nature and amount of the claim together with such information as may be necessary for the Indemnitor to determine that the limitations in
         Section 7.2 have been satisfied or do not apply). Upon receipt of such notice, the Indemnitor shall be entitled to participate in and, at its option, assume the defense of such Claim with counsel reasonably satisfactory to the Indemnitee, and in the case of such an assumption the Indemnitor shall have the authority to negotiate, compromise and settle such Claim for the Indemnitee; provided that the Indemnitor shall not compromise or settle any such Claim without the prior written consent of the Indemnitee (which shall not be unreasonably withheld) if such compromise or settlement would expose the Indemnitee to any additional loss, obligation or restriction.

                  c. The Indemnitee shall retain the right to employ its own counsel at its own expense to participate in the defense of any Claim, the defense of which has been assumed by the Indemnitor. The Indemnitee shall cooperate in all respects in the defense of the Claim, including refraining from taking any position adverse to the Indemnitor.

                  d. The Indemnitee shall not compromise or settle any Claim without the prior written consent of the Indemnitor (which shall not be unreasonably withheld).

         7.6.) Treatment of Indemnity and Tax Benefits. Any indemnification pursuant to this Article 7 shall be net of (i) any actual Federal, state or local income tax benefit specifically arising from the facts and circumstances giving rise to the Loss, realizable by the indemnified party by an actual reduction in taxes payable, or by the receipt of a refund of taxes previously paid, by the indemnified party; provided, however, that if the Internal Revenue Service (or other relevant governmental authority) subsequently determines that such benefits were overestimated or underestimated by $25,000 or more, such amount shall promptly be paid to the indemnified party by the indemnifying party in the case of an overestimate of benefits, or to the indemnifying party by the indemnified party, in the case of an underestimate of benefits, and (ii) any insurance proceeds received or to be received by the indemnified party with respect to the Loss. The tax benefit shall be determined in good faith by the indemnified party and shall apply to the earliest year reasonably permissible. All payments pursuant to this Article 7 shall be deemed to be, and shall be treated by Buyer, Seller and Company as, adjustments to the Purchase Price.

         7.7.) Right of Setoff. Notwithstanding anything in this Agreement to the contrary, the Buyer and Company shall be entitled, in the Buyer and Company's sole discretion, to setoff any due but unpaid indemnification obligation of Seller hereunder against any amounts required to be paid by the Buyer or Company to Seller.

         7.8.) Knowledge of Incorrect Representation or Warranty. Notwithstanding anything herein to the contrary, no Party shall have any liability for any inaccuracy in or breach of any representation or warranty by such Party of which the officers of such Party did not have knowledge and should not have had knowledge on or before the Closing Date if the other Party or any of its officers, employees, counsel or other representatives had actual knowledge on or before the Closing Date of the facts as a result of which such representation or warranty was inaccurate or breached.

                                   ARTICLE 8.
                                     GENERAL

         8.1.) Counterparts. This Agreement may be executed in counterparts and by different Parties on different counterparts with the same effect as if the signatures thereto were on the same instrument. This Agreement shall be effective and binding upon all Parties to this Agreement at such time as all Parties have executed a counterpart of this Agreement.

         8.2.) Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed to have been given, when received, if personally delivered, and, three business days after deposited, if placed in the U.S. mails for delivery by registered or certified mail, return receipt requested, postage prepaid, addressed to the address of the respective party as stated under such party's signature space on this Agreement. Addresses may be changed by written notice given pursuant to this Section.

         8.3.) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties to this Agreement and their successors and permitted assigns. This Agreement may not be assigned by operation of law or otherwise, by either Party without the express written consent of the other Party which shall not be unreasonably withheld.

         8.4.) Expenses. Except as otherwise provided herein, each party hereto shall each bear and pay for its own costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereby, including, without limitation, all fees and disbursements of lawyers, accountants, financial consultants, brokers or finders incurred through the Closing Date.

         8.5.) Headings and Construction. The descriptive headings of the several Articles and Sections of this Agreement and of the several Schedules to this Agreement are inserted for convenience only and do not constitute a part of this Agreement. This Agreement shall not be construed against either party since each party has negotiated its provisions and contributed to its drafting.

         8.6.) Entire Agreement; Modification and Waiver. This Agreement, together with the Schedules and the related written agreements specifically referred to herein, represents the entire agreement among the Parties concerning the subject matter hereof and supersedes all prior agreements, whether written or oral, relating thereto. No purported amendment, modification or waiver of any provision hereof shall be binding unless set forth in a written document signed by both Parties (in the case of amendments or modifications) or by the Party to be charged thereby (in the case of waivers). Any waiver shall be limited to the provision hereof and the circumstance or event specifically made subject thereto and shall not be deemed a waiver of any other term hereof or of the same circumstance or event upon any recurrence thereof.

         8.7.) Publicity and Confidentiality. Seller and Buyer agree, and Buyer agrees to cause Company, to hold the terms of this Agreement confidential for a period of six months after the Closing Date, except that each Party may disclose the terms of this Agreement as required under applicable law and make disclosure to their advisors who agree to maintain the same in confidence; provided, that after the Closing Date, either Party may disclose the existence of this Agreement and the transactions contemplated hereby at any time and may disclose the terms and provisions of this Agreement (i) for the purpose of enforcing its rights hereunder or (ii) to any person or entity considering purchasing assets or securities of such Party if such person or entity agrees to the confidentiality provisions. The covenants in this Section 8.7 are in addition to the existing Confidentiality Agreement dated as of April 17, 1997 between Buyer and Seller, which shall remain in full force and effect.

         8.8.) Governing Law. This Agreement and the legal relations between the Parties shall be governed by and construed in accordance with the laws of the State of Illinois.

         8.9.) Attorneys Fees. In an action to enforce a party's rights hereunder, the prevailing party shall be entitled to recover its costs and expenses (including reasonable attorneys' fees) from the other party.

         8.10.) Survival of Representations, Warranties and Agreements. The representations, warranties and agreements contained in this Agreement shall survive the Closing and remain in full force and effect until the date occurring two years after the Closing Date, and neither Buyer nor Seller shall have any liability with respect to claims first asserted in connection therewith thereafter.

         8.11.) Benefit. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the Parties to this Agreement or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         8.12.) Disclaimer of Warranties. Neither Seller nor any of its affiliates makes any representations or warranties with respect to any projections, forecasts or forward-looking information provided to Buyer. There is no assurance that any projected or forecasted results will be achieved. Except as to those matter expressly covered by the representations and warranties in Article 3, Seller is selling the Shares (and the business and assets of Company represented thereby) on an "as is, where is" basis and disclaims all other warranties, representations and guarantees whether express or implied. Seller makes no representation or warranty as to merchantability or fitness for any particular purpose and no implied warranties whatsoever.

         Each of the Parties hereto has caused this Stock Purchase Agreement to be executed in the manner appropriate to each, all as of the day and year first above written.

                            ACI TELECENTRICS, INCORPORATED



                            By:_________________________________________________
                             Its:  Vice President and Chief Financial Officer
                            Notice information:
                            ACI TELECENTRICS, INCORPORATED
                            Lake Pointe Corporate Centre
                            3100 West Lake Street, Suite 300
                            Minneapolis, MN 55416
                            Attention: Steve Kahn

                            with a copy to:

                            Fredrikson & Byron, P.A.
                            1100 International Centre
                            900 Second Avenue South
                            Minneapolis, MN 55402
                            Attention: John Satorius

                            ENCYCLOPAEDIA BRITANNICA, INC.



                            By:_________________________________________________
                            Its:  Vice President and Treasurer

                            Notice Information:

                            Encyclopaedia Britannica, Inc.
                            310 South Michigan Avenue
                            Chicago, Illinois 60604
                            Attention: William J. Bowe, Esq.

                            with a copy to:

                            Mayer, Brown & Platt
                            190 South LaSalle Street
                            Chicago, Illinois 60603
                            Attention: Frederick B. Thomas, Esq.